CERTIFICATE OF AMENDMENT
                                     OF THE
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             SMARTSERV ONLINE, INC.


It is hereby certified that:


         1. The name of the corporation (hereinafter called the "Corporation") is SMARTSERV ONLINE, INC.

         2. The certificate of incorporation of the Corporation is hereby amended by striking out Article "FOUR" thereof and by substituting in lieu of said Article the following new Article "FOUR":

                           "FOUR:  The  aggregate  number  of  shares  which the
                  Corporation shall have authority to issue is 41,000,000, divided into two classes: (i) 40,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"); and (ii) 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

                  A.       Common Stock

                           (1) General.  The voting,  dividend  and  liquidation
                  rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any class as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any class.

                           (2) Voting.  Each  holder of Common  Stock shall have
                  one vote in respect of each share of Common Stock held by him on all matters voted upon by the stockholders.

                           (3) Dividends.  Dividends may be declared and paid on
                  the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

                           (4) Liquidation.  Upon the dissolution or liquidation
                  of the Company, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Company available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.



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                  B.       Preferred Stock

                           The Preferred Stock may be issued, from time to time,
                  in one or more series, with such designations, preferences and relative, participating, optional or other rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors from time to time, pursuant to the authority herein given, a copy of which resolution or resolutions shall have been set forth in a Certificate made, executed, acknowledged, filed and recorded in the manner required by the laws of the State of Delaware in order to make the same effective. Each series shall consist of such number of shares as shall be stated and expressed in such resolution or resolutions providing for the issuance of the stock of such series. All shares of any one series of Preferred Stock shall be alike in every particular. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                                    (1)  the number of  shares constituting that
                           series  and  the  distinctive  designation  of   that
                           series;

                                    (2)  whether  the  holders of shares of that
                           series shall be entitled to receive dividends and, if so, the rates of such dividends, conditions under which and times such dividends may be declared or paid, the preference of any such dividends to, in relation to, the dividends payable on any other class or classes of stock or any other series of the same class and whether dividends shall be cumulative or noncumulative and, if cumulative, from which date or dates;

                                    (3)  whether  the  holders of shares of that
                           series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

                                    (4) whether shares of that series shall have
                           conversion or exchange privileges into or for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or of any other series of the same or other class or classes of stock of the Corporation and, if so, the terms and conditions of such conversion or exchange including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

                                    (5) whether  shares of that series  shall be
                           redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                                    (6) whether  shares of that series  shall be
                           subject to the operation of a retirement or sinking fund and, if so subject, the extent to and the manner in which it shall be applied to the purchase or redemption of the shares of that series, and the terms and provisions relative to the operation thereof;


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                                    (7) the  rights of shares of that  series in
                           the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and any preference of any such rights to, and the relation to, the rights in respect thereto of any class or classes of stock or any other series of the same class; and

                                    (8) whether  shares of that series  shall be
                           subject or entitled to any other preferences, and the other relative, participating, optional or other special rights and qualifications, limitations or restrictions of shares of that series and, if so, the terms thereof;

                           provided, however, that if the stated dividends and amounts payable on liquidation with respect to shares of any series of Preferred Stock are not paid in full, then the shares of all series of Preferred Stock shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets (other than by way if dividends) in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full."

         3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


Signed on May 29, 1998.


                                             /s/ Sebastian E. Cassetta
                                    -------------------------------------------
                                    Sebastian E. Cassetta, Chief
                                    Executive Officer

Attest:

 /s/ Thomas Haller
-----------------------------
Thomas Haller, Vice President


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